EXHIBIT 99.1

GeoPharma Announces Fiscal Year 2010 Third Quarter Results and Conference Call

LARGO, Fla., Feb 23, 2010 (GlobeNewswire via COMTEX News Network) -- GeoPharma, Inc. (Nasdaq:GORX) (the "Company") announced today the results of its fiscal year 2010 third quarter which ended December 31, 2009, with revenues totaling $2,766,203 from continuing operations and a net loss basic and diluted of $(0.19) cents per share versus ($0.26) cents per share for the same period a year ago.

Commenting on the quarter GeoPharma CEO Mihir Taneja stated, "Despite lower revenues, gross profit margins were dramatically improved in the third quarter due to more efficient and profitable business being executed and the continued vigilance of our cost containment and head count reduction strategies. We welcome a candid discussion regarding the quarterly results and other significant developments directly related to the success of our business during the conference call the morning of March the second. We remain confident that GeoPharma will end the year on a positive note."

A conference call has been scheduled for Tuesday, March 2, 2010 at 11 a.m. Eastern time. The delay is due to conflict created by international travel schedules regarding the company's interests. The conference call will be hosted by GeoPharma, Inc. CEO, Mihir Taneja and Sr. VP/CFO, Carol Dore-Falcone. The dial in numbers and other pertinent information regarding the call will be made available in the next few days.

ABOUT GEOPHARMA, INC.:

GeoPharma, Inc. is a rapidly growing Bio/Pharma company with a diversified business model participating in Pharmaceuticals, Contract Manufacturing, and Medical devices. The Pharma divisions specialize in the formulation of generic drugs for human and veterinary usage and the development of medical devices used by oncologists and other medical professionals. The Manufacturing division manufactures and packages generic drugs, nutraceuticals, cosmetics, and functional food products for companies worldwide.

For further information visit the GeoPharma website at www.geopharmainc.com.

FORWARD LOOKING STATEMENTS

This press release may contain statements, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those regarding the company and its subsidiaries' expectations, intentions, strategies and beliefs pertaining to future performance. All statements contained herein are based upon information available to the company's management as of the date hereof, and actual results may vary based upon future events, both within and without management's control. Important factors that could cause such differences are described in the company's periodic filings with the Securities and Exchange Commission.

GEOPHARMA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Manufacturing	$2,551,390	$4,061,132	$10,173,267	$14,891,907
Pharmaceutical	214,813	503,961	1,156,331	1,162,405

Total revenues	$2,766,203	$4,565,093	$11,329,598	$16,054,312

Cost of goods sold:
Manufacturing	1,831,935	2,957,461	6,890,055	10,534,135
Pharmaceutical	225,568	805,215	1,008,655	2,632,322

Total cost of goods sold	$2,057,503	$3,762,676	$7,898,710	$13,166,457

Gross profit:
Manufacturing	719,455	1,103,671	3,283,212	4,357,772
Pharmaceutical	(10,755)	(301,254)	147,676	(1,469,917)

Total gross profit	$708,700	$802,417	$3,430,888	$2,887,855

Selling, general and administrative expenses:
Selling, general and administrative expenses	2,181,430	2,084,544	6,676,715	6,218,297
Stock compensation expense	728,177	368,067	2,154,847	1,042,484
Depreciation and amortization	338,219	601,814	1,555,438	1,636,935
Research and development	160,353	307,638	703,222	1,459,539

Total selling, general and administrative expenses	$3,408,179	$3,362,063	$11,090,222	$10,357,255

Operating income (loss) before other income and expense, income taxes and discontinued operations	$(2,699,479)	$(2,559,646)	$(7,659,334)	$(7,469,400)
Other income (expense), net:
Interest income (expense), net	(291,455)	(332,900)	(1,455,585)	(1,239,542)
Other income (expense), net	29,988	18,929	66,157	21,351

Total other income (expense), net	$(261,467)	$(313,971)	$(1,389,428)	$(1,218,191)

Income (loss) before income taxes and discontinued operations	$(2,960,946)	$(2,873,617)	$(9,048,762)	$(8,687,591)
Income tax benefit (expense)	-	158,300	-	1,776,200

Net income (loss) from continuing operations	$(2,960,946)	$(2,715,317)	$(9,048,762)	$(6,911,391)

Discontinued operations:
Revenues: Distribution	$-	$8,547,879	$4,709,292	$33,123,715
Cost of goods sold: Distribution	-	6,993,946	4,099,003	26,945,596

Gross profit: Distribution	$-	$1,553,933	$610,289	$6,178,119
SG&A expenses: Distribution	6,799	2,833,252	2,278,728	8,821,244
Loss on sale of BOSS	-	-	661,424	-
Exit income (expense): Distribution	-	-	-	-

Discontinued operations net loss (net of income tax)	$(6,799)	$(1,279,319)	$(2,329,863)	$(2,643,125)

Revenues: Deconsolidation	$-	$-	$45,476	$-

Cost of goods sold: Deconsolidation	100,823	105,943	273,961	391,716

Gross profit: Deconsolidation	$(100,823)	$(105,943)	$(228,485)	$(391,716)
SG&A expenses: Deconsolidation	201,424	361,993	131,290	1,202,611
Exit income (expense): Deconsolidation	(434,000)	-	(434,000)	-

	$(736,247)	$(467,936)	$(793,775)	$(1,594,327)
Noncontrolling interest benefit	148,101	153,885	176,291	524,309

Deconsolidation operations net loss (net of income tax)	$(588,146)	$(314,051)	$(617,484)	$(1,070,018)

Net income (loss)	$(3,555,891)	$(4,308,687)	$(11,996,109)	$(10,624,534)
Preferred stock dividends	154,008	137,701	281,137	425,001

Net income (loss) available to common shareholders	$(3,709,899)	$(4,446,388)	$(12,277,246)	$(11,049,535)

Basic income (loss) per share	$(0.19)	$(0.26)	$(0.63)	$(0.63)

Basic weighted average number of common shares outstanding	19,994,276	17,102,350	19,441,905	17,535,036

Diluted income (loss) per share	$(0.19)	$(0.26)	$(0.63)	$(0.63)

Diluted weighted average number of common shares outstanding	19,994,276	17,102,350	19,441,905	17,535,036

Basic and diluted discontinued operations loss per share	$-	$(0.07)	$(0.12)	$(0.15)

Basic and diluted deconsolidation loss per share	$(0.03)	$(0.02)	$(0.03)	$(0.06)